Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-209543 and No. 333-201699) of our report dated June 13, 2016, relating to our audits of pdvWireless, Inc., as of March 31, 2016 and 2015 and for each of the three years ended March 31, 2016,  2015 and 2014 which appear in this Form 10-K.

 /s/PKF O’Connor Davies, LLP

 New York, New York

June 13, 2016